Exhibit 99.1

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., REPORTS FOURTH QUARTER 2018 FINANCIAL AND OPERATING RESULTS

MIDLAND, Texas, February 5, 2019 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) ("Viper" or the “Company”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) ("Diamondback"), today announced financial and operating results for the fourth quarter ended December 31, 2018.

HIGHLIGHTS

•	Q4 2018 cash distribution of $0.51 per common unit , up 11% year over year; implies a 6.4% annualized yield based on the February 4, 2019 unit closing price of $31.95

•	2018 full year distribution of $2.17, up 52% from full year 2017; implies a 6.8% yield based on the February 4, 2019 unit closing price of $31.95

•
Q4 2018 consolidated net income (including non-controlling interest) of $40.7 million, consolidated adjusted EBITDA (as defined and reconciled below) of $68.1 million and cash available for distribution to Limited Partner units (as defined below) of $26.5 million

•	Q4 2018 production of 20,191 boe/d (69% oil), up 10% over Q3 2018 and 63% year over year

•	Proved reserves as of December 31, 2018 of 63.1 MMboe (72% PDP, 66% oil), up 65% year over year

•	Full year 2019 production guidance to 20,000 to 23,000 boe/d (67% - 71% oil), up ~24% at the midpoint from full year 2018 production

•	Average production guidance for 1H 2019 of 20,500 to 22,000 boe/d, the midpoint of which is up 5% from Q4 2018 production

•	Acquired 5,281 net royalty acres across 88 transactions for an aggregate purchase price of approximately $615 million during the full year 2018

•
Closed 23 acquisitions for an aggregate purchase price of approximately $104 million in Q4 2018, increasing Viper's mineral interests to a total of 14,841 total net royalty acres, up 55% year over year

•	As of January 23, 2019, there were 40 active rigs on Viper's mineral acreage and approximately 619 active drilling permits filed in the past six months

•
Q2 2018 and Q3 2018 distributions, which were the initial distributions after Viper's election to be treated as a taxable entity for federal income tax purposes, determined to not constitute dividends for U.S. federal income tax purposes; instead should generally constitute non-taxable reductions to the tax basis

“2018 was a transformational year for Viper as we successfully effected our election to be treated as a taxable entity which enabled us to present our differentiated investment opportunity to a significantly expanded investor universe, while also showcasing a unique tax strategy. We continued to execute on our strategy of delivering unmatched return on and return of capital, as we increased our annual distribution by over 50% and generated a full year return on capital employed in excess of 15%. Our acquisition machine continued to consolidate Tier 1 properties as represented by Viper closing 88 deals for an aggregate purchase price of approximately $615 million and correspondingly growing our asset base by over 5,000 net royalty acres throughout the year,” stated Travis Stice, Chief Executive Officer of Viper’s general partner.

Mr. Stice continued, “Moving to 2019, we continue to see healthy activity levels across our acreage represented by the 40 active rigs currently operating on our properties. As a result, we are providing full year 2019 production guidance that at the midpoint implies roughly 25% annual organic growth. Viper does not need to spend one dollar of capital to achieve this robust organic growth, and we simultaneously provide a significant, high single digit free cash flow yield, showcasing a business model that is without peer in our industry. In addition to our strong anticipated organic growth, we remain excited about the continued execution of our acquisition strategy, including both the consolidation of the private minerals market as well as significant expected drop down opportunities from our parent company.”

FINANCIAL UPDATE

Viper's fourth quarter 2018 average realized prices were $48.73 per barrel of oil, $2.41 per Mcf of natural gas and $22.13 per barrel of natural gas liquids, resulting in a total equivalent realized price of $39.17/boe.

During the fourth quarter of 2018, the Company recorded total operating income of $73.7 million and consolidated net income (including non-controlling interest) of $40.7 million. Operating income increased 24% year over year.

As of December 31, 2018, the Company had a cash balance of $22.7 million and $144.0 million available under its $555 million revolving credit facility.

FOURTH QUARTER 2018 CASH DISTRIBUTION

The Board of Directors of Viper's general partner declared a cash distribution for the three months ended December 31, 2018 of $0.51 per common unit, up 11% year over year. The distribution is payable on February 25, 2019 to common unitholders of record at the close of business on February 19, 2019.

On August 20, 2018 and November 19, 2018, Viper made cash distributions to its unitholders and subsequently has made the reasonable determination that such distributions should not constitute dividends for U.S. federal income tax purposes but rather should generally constitute non-taxable reductions to the tax basis of each distribution recipient's ownership interest in Viper. The form 8937 containing the full information related to this determination can be found on www.viperenergy.com under the “Investor Relations” section of the site.

RESERVES

Ryder Scott Company, L.P. prepared an estimate of Viper's proved reserves as of December 31, 2018. Reference prices of $65.56 per barrel of oil and $3.10 per MMbtu of natural gas were used in accordance with applicable rules of the Securities and Exchange Commission. Realized prices with applicable differentials were $61.46 per barrel of oil, $1.84 per Mcf of natural gas and $25.04 per barrel of natural gas liquids.

Proved reserves at year-end 2018 of 63.1 MMboe (66% oil) represent a 65% increase over year-end 2017 reserves. The year-end 2018 proved reserves have a PV-10 value (as defined and reconciled below) of approximately $1.3 billion.

Proved developed reserves increased by 62% to 45.8 MMboe as of December 31, 2018, reflecting continued horizontal development by the operators of Viper’s acreage.

Net proved reserve additions of 31.2 MMboe resulted in a reserve replacement ratio of 495% (defined as the sum of extensions, discoveries, revisions and purchases, divided by annual production). The organic reserve replacement ratio was 347% (defined as the sum of extensions, discoveries and revisions, divided by annual production).

Extensions and discoveries of 19.5 MMboe are primarily attributable to the drilling of 133 new wells and from 138 new proved undeveloped locations added. The Company’s positive revisions of previous estimated quantities of 2.3 MMboe were primarily due to changes in type curves and realized prices. The purchase of reserves in place of 9.3 MMboe were due to multiple acquisitions primarily located in Pecos, Reeves and Howard counties.

	Oil (MBbls)	Liquids (MBbls)	Gas (MMcf)	MBOE
Proved reserves as of December 31, 2017	25,885	6,295	36,395	38,246
Purchase of reserves in place	5,394	1,163	16,486	9,305
Extensions and discoveries	13,858	3,359	13,992	19,549
Revisions of previous estimates	1,140	1,108	564	2,342
Production	(4,399)	(933)	(5,840)	(6,306)
Proved reserves as of December 31, 2018	41,878	10,992	61,597	63,136

As the owner of mineral interests, Viper incurred no exploration and development costs during the year ended December 31, 2018.

	December 31,
	2018	2017	2016
	(in thousands)
Acquisition costs
Proved properties	$256,055	$55,948	$31,441
Unproved properties	356,761	287,131	174,385
Total	$612,816	$343,079	$205,826

ACQUISITION UPDATE

During the fourth quarter of 2018, Viper acquired 933 net royalty acres for an aggregate purchase price of approximately $104 million. These transactions brought Viper's footprint of mineral interests to a total of 14,841 net royalty acres. Viper funded these acquisitions with cash on hand and borrowings under its revolving credit facility.

For the full year 2018, Viper closed 88 deals to acquire 5,281 net royalty acres for an aggregate purchase price of $615 million. These transactions included the first drop down of Pecos County assets from Diamondback, as well as a strategic entrance into the Eagle Ford Shale.

GUIDANCE UPDATE

Below is Viper's preliminary guidance for the full year 2019, as well as production guidance for the first half of 2019.

Viper Energy Partners

1H 2019 Net Production – MBoe/d	20.50 - 22.00
Total 2019 Net Production – MBoe/d	20.00 - 23.00
Oil Production - % of Net Production	67% - 71%

Unit costs ($/boe)
Gathering & Transportation (to be netted from realized price going forward)	$0.30 - $0.60
Depletion	$9.00 - $10.50
G&A
Cash G&A	Under $1.00
Non-Cash Unit-Based Compensation	$0.40 - $0.65

Production and Ad Valorem Taxes (% of Revenue) (a)	7%

(a)	Includes production taxes of 4.6% for crude oil and 7.5% for natural gas and NGLs and ad valorem taxes.

CONFERENCE CALL

Viper will host a conference call and webcast for investors and analysts to discuss their results for the fourth quarter of 2018 on Wednesday, February 6, 2019 at 9:00 a.m. CT. Participants should call (844) 400-1537 (United States/Canada) or (703) 326-5198 (International) and use the confirmation code 1265649. A telephonic replay will be available from 12:00 p.m. CT on Wednesday, February 6, 2019 through Wednesday, February 13, 2019 at 12:00 p.m. CT. To access the replay, call (855) 859-2056 (United States/Canada) or (404) 537-3406 (International) and enter confirmation code 1265649. A live broadcast of the earnings conference call will also be available via the internet at www.viperenergy.com under the “Investor Relations” section of the site. A replay will also be available on the website following the call.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on oil-weighted basins, primarily the Permian Basin in West Texas. For more information, please visit www.viperenergy.com.
About Diamondback Energy, Inc.
Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.
Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that Viper assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events, including specifically the statements regarding any pending, completed or future acquisitions discussed above. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of Viper. Information concerning these risks and other factors can be found in Viper’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Viper undertakes no obligation to update or revise any forward-looking statement.

Viper Energy Partners LP
Consolidated Statements of Operations
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
	(In thousands)
Operating income:
Royalty income	$72,759	$49,969	$282,661	$160,163
Lease bonus income	671	9,257	2,920	11,764
Lease bonus income - related party	225	—	3,109	106
Other operating income	10	—	130	—
Total operating income	73,665	59,226	288,820	172,033
Costs and expenses:
Production and ad valorem taxes	4,915	2,940	19,048	10,608
Gathering and transportation	—	297	—	789
Depletion	17,513	11,932	58,830	40,519
General and administrative expenses	1,725	1,232	7,955	6,296
Total costs and expenses	24,153	16,401	85,833	58,212
Income (loss) from operations	49,512	42,825	202,987	113,821
Other income (expense):
Interest expense, net	(4,788)	(1,050)	(13,849)	(3,164)
Loss on revaluation of investment	(5,715)	—	(550)	—
Other income, net	445	295	1,924	821
Total other income (expense), net	(10,058)	(755)	(12,475)	(2,343)
Income before income taxes	39,454	42,070	190,512	111,478
Benefit from income taxes	(1,251)	—	(72,365)	—
Net income	40,705	42,070	262,877	111,478
Net income attributable to non-controlling interest	41,393	—	118,919	—
Net income (loss) attributable to Viper Energy Partners LP	$(688)	$42,070	$143,958	$111,478

Net income (loss) attributable to common limited partners per unit:
Basic	$(0.01)	$0.37	$2.01	$1.07
Diluted	$(0.01)	$0.37	$2.01	$1.07
Weighted average number of common limited partner units outstanding:
Basic	51,654	113,882	71,546	104,318
Diluted	51,724	113,923	71,626	104,383

Viper Energy Partners LP
Selected Operating Data
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Production Data:
Oil (MBbls)	1,275	821	4,399	2,899
Natural gas (MMcf)	1,773	1,088	5,840	3,549
Natural gas liquids (MBbls)	287	139	933	533
Combined volumes (MBOE)(1)	1,858	1,142	6,305	4,024
Daily combined volumes (BOE/d)	20,191	12,413	17,275	11,023
% Oil	69%	72%	70%	72%

Average sales prices:
Oil (per Bbl)	$48.73	$53.03	$56.13	$48.36
Natural gas (per Mcf)	2.41	2.63	2.22	2.62
Natural gas liquids (per Bbl)	22.13	25.53	24.41	20.02
Combined (per BOE)(2)	39.17	43.76	44.83	39.81

Average Costs (per BOE):
Production and ad valorem taxes	$2.65	$2.57	$3.02	$2.64
Gathering and transportation expense	—	0.26	—	0.20
General and administrative - cash component	0.61	0.77	0.82	0.97
Total operating expense - cash	$3.26	$3.60	$3.84	$3.81

General and administrative - non-cash component	$0.32	$0.31	$0.44	$0.59
Interest expense	2.58	0.92	2.20	0.79
Depletion	9.43	10.45	9.33	10.07

(1)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(2)	Realized price net of all deducts for gathering, transportation and processing.

NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. Viper defines Adjusted EBITDA as net income plus interest expense, net, non-cash unit-based compensation expense, depletion, loss on revaluation of investments and benefit from income taxes. Adjusted EBITDA is not a measure of net income as determined by United States’ generally accepted accounting principles, or GAAP. Management believes Adjusted EBITDA is useful because it allows it to more effectively evaluate Viper’s operating performance and compare the results of its operations from period to period without regard to its financing methods or capital structure. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss), royalty income, cash flow from operating activities or any other measure of financial performance or liquidity presented as determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Viper defines cash available for distribution generally as an amount equal to its Adjusted EBITDA for the applicable quarter less cash needed for debt service, other contractual obligations, fixed charges and reserves for future operating or capital needs that the board of directors of Viper’s general partner may deem appropriate, dividend equivalent rights and preferred distributions. Viper’s computations of Adjusted EBITDA and cash available for distribution may not be comparable to other similarly titled measures of other companies or to such measure in its credit facility or any of its other contracts.
The following tables present a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and cash available for distribution to the GAAP financial measure of net income.

Viper Energy Partners LP
(unaudited, in thousands, except per unit data)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$40,705	$42,070	$262,877	$111,478
Interest expense, net	4,788	1,050	13,849	3,164
Non-cash unit-based compensation expense	596	356	2,763	2,395
Depletion	17,513	11,932	58,830	40,519
Loss on revaluation of investment	5,715	—	550	—
Benefit from income taxes	(1,251)	—	(72,365)	—
Consolidated Adjusted EBITDA	$68,066	$55,408	$266,504	$157,556
EBITDA attributable to non-controlling interest	(39,718)	—	(125,616)	—
Adjusted EBITDA attributable to Viper Energy Partners LP	$28,348	$55,408	$140,888	$157,556

Adjustments to reconcile Adjusted EBITDA to cash available for distribution:
Debt service, contractual obligations, fixed charges and reserves	(1,775)	(2,975)	(4,348)	(4,848)
Units - dividend equivalent rights	(42)	—	(115)	—
Preferred distributions	(40)	—	(103)	—
Cash available for distribution	$26,491	$52,433	$136,322	$152,708

Limited Partner units outstanding	51,654	113,882	51,654	113,882

Cash available for distribution per common limited partner unit	$0.51	$0.46	$2.17	$1.43

PV-10

PV-10 is the Company’s estimate of the present value of the future net revenues from proved oil and gas reserves after deducting estimated production and ad valorem taxes, future capital costs and operating expenses, but before deducting any estimates of future income taxes. The estimated future net revenues are discounted at an annual rate of 10% to determine their “present value.” The Company believes PV-10 to be an important measure for evaluating the relative significance of its oil and gas properties and that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by professional analysts and investors in evaluating oil and gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company.

The Company believes that PV-10 is a financial measure routinely used and calculated similarly by other companies in the oil and gas industry.
The following table reconciles PV-10 to the Company’s standardized measure of discounted future net cash flows, the most directly comparable measure calculated and presented in accordance with GAAP. PV-10 should not be considered as an alternative to the standardized measure as computed under GAAP.

(in thousands)	December 31, 2018
PV-10	$1,266,504
Less income taxes:
Undiscounted future income taxes	(273,643)
10% discount factor	(146,521)
Future discounted income taxes	$(127,122)

Standardized measure of discounted future net cash flows	$1,139,382

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@viperenergy.com

Source: Viper Energy Partners LP; Diamondback Energy, Inc.